As filed with the Securities and Exchange Commission on December 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADAPTHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	82-3677704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 West Germantown Pike, Suite 250 Plymouth Meeting, Pennsylvania	19462
(Address of Principal Executive Offices)	(Zip Code)

AdaptHealth LLC Non-qualified Deferred Compensation Plan

(Full title of the plan)

Jonathan B. Bush

General Counsel

AdaptHealth Corp.

220 West Germantown Pike, Suite 250

Plymouth Meeting, Pennsylvania 19462

(Name and address of agent for service)

(610) 630-6357

(Telephone number, including area code, of agent for service)

Copies to:

Michael Brandt

Danielle Scalzo

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by AdaptHealth Corp. (the “Company” or “Registrant”) to register $100,000,000 of general unsecured obligations of AdaptHealth LLC, a subsidiary of the Company (the “Sponsor”), to pay deferred compensation in the future in accordance with the terms of the AdaptHealth LLC Non-qualified Deferred Compensation Plan, effective January 1, 2024 (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Company, are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 28, 2023;

(b)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed on May 9, 2023;

(c)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed on August 8, 2023;

(d)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, filed on November 7, 2023; and

(e)	the Company’s Current Reports on Form 8-K, filed on March 14, 2023, May 9, 2023, June 22, 2023, June 27, 2023, July 27, 2023, August 29, 2023, September 20, 2023, October 31, 2023 and November 22, 2023 (in each case, other than any portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission).

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities.

This Registration Statement registers deferred compensation obligations of the Sponsor under the Plan. These securities represent contractual obligations to pay deferred compensation in the future to participants in accordance with the terms of the Plan. The Plan constitutes an unfunded, non-qualified deferred compensation plan that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Participation in the Plan is limited to a select group of management and highly compensated employees of the Company and its subsidiaries who satisfy certain eligibility requirements.

Deferral and distribution elections will be made in accordance with the terms of the Plan and Section 409A. Participant contributions will be fully vested at all times. At its sole discretion, the Sponsor may credit participant accounts with contributions from the Sponsor. The amount credited to each participant account will be treated as if invested in the investment options made available under the Plan and be adjusted for hypothetical investment earnings, expenses, gains or losses in an amount equal to the earnings, expenses, gains or losses attributable to such investment options.

Obligations of the Sponsor under the Plan represent at all times an unfunded and unsecured promise to pay money in the future. Each participant in the Plan is an unsecured general creditor of the Sponsor with respect to deferred compensation obligations. Any amounts set aside to defray the liabilities assumed by the Sponsor will remain the general, unpledged unrestricted assets of the Sponsor. Neither a participant nor a participant's beneficiary will have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a beneficiary to receive death benefits provided thereunder.

The Sponsor reserves the right to amend the Plan at any time, except that no amendment may deprive any current or former participant of all or any portion of their account which had accrued and vested prior to the amendment. The Sponsor also retains the discretion to terminate the Plan in accordance with the terms of the Plan and Section 409A.

The foregoing summary is qualified in its entirety by reference to the Plan, which is filed as an exhibit to this Registration Statement, and the Plan is incorporated herein by reference in its entirety in response to this Item 4.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”), the Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”).

Section 145 of the DGCL provides that a Delaware corporation may indemnify directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s Charter provides that its directors and officers will be indemnified by the Company to the fullest extent authorized by the DGCL as it now exists or may in the future be amended. In addition, the Charter provides that the Company’s directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Company has entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided in the Charter. The Company believes that these provisions and agreements are necessary to attract qualified directors and officers. The Company’s Bylaws also permit the Company to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of all exhibits filed as part of this Registration Statement on Form S-8, including those incorporated herein by reference.

Exhibit No.	Description

4.1	AdaptHealth LLC Non-qualified Deferred Compensation Plan, effective January 1, 2024 (incorporated by reference to Exhibit 10.1 to the Form 8-K, filed with the Commission on November 22, 2023)

5.1*	Opinion of Willkie Farr & Gallagher LLP

23.1*	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Calculation of Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth Meeting, State of Pennsylvania, on the 13th day of December 2023.

AdaptHealth Corp.

By:	/s/ Richard Barasch
Richard Barasch
Interim Chief Executive Officer and Chairman of the Board

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of AdaptHealth Corp., hereby severally constitute and appoint Richard Barasch, Jason Clemens and Jonathan B. Bush, or any of them individually, our true and lawful attorneys-in-fact with full power of substitution, to sign for us and in our names in the capacities indicated below this Registration Statement and any and all pre-effective and post-effective amendments to this Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable this Registrant to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

By:	/s/ Richard Barasch	Interim Chief Executive Officer and	December 13, 2023
	Richard Barasch	Chairman of the Board
(Principal Executive Officer)

By:	/s/ Jason Clemens	Chief Financial Officer	December 13, 2023
	Jason Clemens	(Principal Financial Officer)

By:	/s/ Christine Archbold	Chief Accounting Officer	December 13, 2023
	Christine Archbold	(Principal Accounting Officer)

By:	/s/ Joshua Parnes	President and Director	December 13, 2023
Joshua Parnes

By:	/s/ Greg Belinfanti	Director	December 13, 2023
Greg Belinfanti

By:	/s/ Terence Connors	Director	December 13, 2023
Terence Connors

By:	/s/ Bradley Coppens	Director	December 13, 2023
Bradley Coppens

By:	/s/ Theodore B. Lundberg	Director	December 13, 2023
Theodore B. Lundberg

By:	/s/ Dr. Susan Weaver	Director	December 13, 2023
Dr. Susan Weaver

By:	/s/ David S. Williams III	Director	December 13, 2023
David S. Williams III

By:	/s/ Dale Wolf	Director	December 13, 2023
Dale Wolf